Exhibit 99.1
Lancaster Colony Corporation
37 West Broad Street
Columbus, Ohio 43215
614/224-7141

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, October 27, 2011	TRADED: Nasdaq
LANCASTER COLONY REPORTS FIRST QUARTER FISCAL 2012 RESULTS
COLUMBUS, Ohio, Oct. 27 — Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the first quarter fiscal 2012 ended September 30, 2011:
•	Net sales reached $275 million, up four percent from first quarter sales of $265 million last year.
•	Specialty Foods net sales of $236.9 million were up over seven percent above the year-ago level, reflecting an increase in both retail and foodservice sales.
•	Glassware and Candles sales declined 16 percent from the year-ago quarter to $37.6 million, reflecting lower unit volume.
•	Net income of $21,258,000, or $.78 per diluted share, decreased from the prior-year’s $22,767,000, or $.81 per diluted share. Following the recent trend, first quarter results were affected by higher material costs not fully offset by generally higher pricing.
•	Cash dividends were continued at the higher rate set in November 2010. The company’s debt-free balance sheet showed $128.3 million in cash and equivalents at September 30, 2011.
Chairman and CEO John B. Gerlach, Jr. said, “Despite increased first quarter consolidated sales driven by our Specialty Foods segment, operating income was again challenged by substantially higher material costs.”
Specialty Foods sales benefitted from higher pricing and volume improvements in both foodservice and branded retail lines, notably in frozen breads. Recent product introductions also contributed to increased retail sales, which improved by approximately four percent. Operating income of $35.2 million declined seven percent. The segment’s 14.9 percent operating margin reflected higher ingredient and packaging costs, which impacted margins by approximately seven percent of segment net sales. Mitigating this impact was higher pricing amounting to approximately five percent of net sales.
First quarter candle sales declined due to exiting several lower-margin programs, including some seasonal candle sales. Segment operating income declined by approximately $0.3 million. Higher pricing and a better sales mix helped offset the impact of the sales decline and higher wax costs, which impacted gross margin by approximately $1 million.
Mr. Gerlach said, “Although economic challenges facing consumers add to the level of uncertainty, we anticipate second quarter top-line trends similar to that of the first quarter, including solid growth in our Specialty Foods segment. Sales of candles will again reflect lower sales volumes, including the loss of certain lower-margin seasonal volumes. We anticipate that operating income
MORE. . .

PAGE 2 / LANCASTER COLONY REPORTS FIRST QUARTER FISCAL 2012 RESULTS
will be impacted by the effects of these lower candle volumes as well as higher material costs still not being fully offset by pricing actions and other initiatives. Provided current market conditions persist, we expect to see less impact from higher input costs during the second half of the fiscal year. Regardless, we remain well-positioned to support future growth given the ongoing strength of our market positions and balance sheet.”
Conference Call on the Web
The company’s first quarter conference call is scheduled for this morning, October 27, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. For example, fluctuations in material and freight costs, over which we have limited control, may significantly influence our financial results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and are available on our website at www.lancastercolony.com.
# # # #

FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com
MORE. . .

PAGE 3 / LANCASTER COLONY REPORTS FIRST QUARTER FISCAL 2012 RESULTS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended
	September 30,
	2011	2010
Net sales	$274,516	$265,051
Cost of sales	219,086	206,980

Gross margin	55,430	58,071
Selling, general & administrative expenses	22,918	23,245

Operating income	32,512	34,826
Interest income and other — net	(4)	16

Income before income taxes	32,508	34,842
Taxes based on income	11,250	12,075

Net income	$21,258	$22,767

Net income per common share:(a)

Net income — basic and diluted	$.78	$.81

Cash dividends per common share	$.33	$.30

Weighted average common shares outstanding:
Basic	27,290	28,014
Diluted	27,314	28,037

(a)	Based on the weighted average number of shares outstanding during each period.
MORE...

PAGE 4 / LANCASTER COLONY REPORTS FIRST QUARTER FISCAL 2012 RESULTS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2011	2010
NET SALES
Specialty Foods	$236,947	$220,512
Glassware and Candles	37,569	44,539

	$274,516	$265,051

OPERATING INCOME (LOSS)
Specialty Foods	$35,199	$37,973
Glassware and Candles	(337)	2
Corporate expenses	(2,350)	(3,149)

	$32,512	$34,826

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	June 30,
	2011	2011
ASSETS
Current assets:
Cash and equivalents	$128,264	$132,266
Receivables — net of allowance for doubtful accounts	85,118	63,762
Total inventories	110,248	111,885
Deferred income taxes and other current assets	19,995	25,283

Total current assets	343,625	333,196
Net property, plant and equipment	187,000	185,282
Other assets	103,308	103,611

Total assets	$633,933	$622,089

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,151	$42,570
Accrued liabilities	35,562	33,586

Total current liabilities	80,713	76,156
Other noncurrent liabilities and deferred income taxes	30,714	28,394
Shareholders’ equity	522,506	517,539

Total liabilities and shareholders’ equity	$633,933	$622,089

# # # #